Exhibit 23.1
Consent of Independent Registered Accounting Firm
We consent to the incorporation by reference in the registration statements of Granite Ridge Resources, Inc. on Form S-1 Registration Statement (File No. 333-268478) and Form S-8 (File No. 333-269036) of our report, dated March 7, 2024, on our audits of the consolidated financial statements of Granite Ridge Resources, Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

FORVIS, LLP

Dallas, Texas
March 7, 2024